Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS BANK REPORTS FIRST QUARTER 2023 NET INCOME OF $8.8 MILLION
-- Strong and stable performance supported by robust growth in loans, deposits, and pre-tax, pre-provision income --
MADISON, Wis., April 27, 2023 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported quarterly net income available to common shareholders of $8.8 million, or $1.05 diluted earnings per share. This compares to net income available to common shareholders of $9.9 million, or $1.18 per share, in the fourth quarter of 2022 and $8.7 million, or $1.02 per share, in the first quarter of 2022.
“First Business Bank’s disciplined and effective execution of its business model drove outstanding performance for the quarter, delivering double-digit deposit and loan growth during a turbulent period for our industry,” Chief Executive Officer Corey Chambas said. “Stable balance sheet positioning and deep client relationships strengthened our overall profitability, most notably through increased levels of in-market deposits, which grew at an annualized pace of 18% during the quarter. Our clients make up a diverse deposit base, and with an average deposit relationship tenure of over 10 years, we have a deep understanding of each of our clients. We are proud to be their sound and trusted partner, from stewarding deposits to funding the day-to-day needs of these businesses that are the economic engine of our communities. In the first quarter, historically a slower quarter for new business, our loan portfolio increased by an annualized pace of 16% while maintaining our longstanding and rigorous underwriting standards. This exceptional performance drove record top line revenue and continued growth in our tangible book value, up 13% annualized during the quarter.”

Quarterly Highlights
•Strong Deposit Growth. Total deposits grew to $2.477 billion, increasing 56.9% annualized from the linked quarter and 22.4% from the first quarter of 2022. In-market deposits grew to a record $2.055 billion, up $88.8 million, or 18.1% annualized, from the linked quarter. Growth included an increase in wholesale deposits as management added brokered CDs to build on-balance sheet liquidity and replace maturing FHLB advances.
•Robust Loan Growth. Loans grew $96.3 million, or 15.8% annualized, from the fourth quarter of 2022, reflecting ongoing strength in C&I lending in the first quarter. Balanced expansion across the Company’s portfolios drove loan growth totaling $288.1 million, or 12.8%, from the first quarter of 2022.
•Exceptional Pre-tax, Pre-Provision (“PTPP”) Income. PTPP income grew to $13.3 million, up 2.9% from the prior quarter and 34.4% from the first quarter of 2022. Performance reflects strong balance sheet growth and diversified non-interest income, partially offset by non-interest expense growth to support the Company’s investment in talent.
•Outstanding Asset Quality. Continued positive asset quality trends resulted in non-performing assets of $3.5 million, measuring a historically low 0.11% of total assets and improving from 0.13% of total assets on December 31, 2022 and 0.21% on March 31, 2022. Net charge-offs as a percent of average loans and leases measured 0.01% for the quarter, compared to 0.10% in the linked quarter and net recoveries of 0.03% in the prior year quarter.
•Tangible Book Value Growth. The Company’s strong earnings generation produced a 12.8% annualized increase in tangible book value per share compared to the linked quarter and 12.2% compared to the prior year quarter.
•Minimal Impact of Fair Value Mark on Held-To-Maturity (“HTM”) Securities Portfolio. The Bank’s regulatory and tangible common equity capital ratios would be minimally impacted by the hypothetical recognition of fair value mark-to-market adjustments on the HTM securities portfolio. The HTM portfolio had an amortized cost of $11.5 million and a fair value of $11.2 million as of March 31, 2023. Adjusting the Bank's balance sheet accordingly would reduce the ratio of tangible common equity to tangible assets by just one basis point, to 7.68%, as of March 31, 2023.

Response to Banking Liquidity Events
Two bank failures occurring in March 2023 prompted industry concern regarding bank deposit funding, liquidity sources, and capital adequacy. “Our clients and communities view First Business Bank as a safe and sound partner, and from March 8 to March 31, we added new clients and our in-market deposit balances increased by $45 million”, Chambas said. “We believe our deep and longstanding client relationships are a critical factor in our success. With our focus on commercial banking clientele, our client deposit balances are naturally larger in size than those of peer banks with retail banking operations, and as such, we have long offered extended deposit insurance products to protect clients’ operating business assets. Combined with our deep and trusted relationships, this is a meaningful competitive advantage during recent market distress.”
DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Non-interest-bearing transaction accounts	$471,904	$537,107	$564,141	$544,507	$600,987
Interest-bearing transaction accounts	612,500	576,601	461,883	466,785	539,492
Money market accounts	662,157	698,505	742,545	731,718	806,917
Certificates of deposit	308,191	153,757	160,655	114,000	63,977
Wholesale deposits	422,088	202,236	158,321	12,321	12,321
Total deposits	$2,476,840	$2,168,206	$2,087,545	$1,869,331	$2,023,694

Uninsured deposits	941,375	951,739	1,007,935	935,101	1,099,505
Uninsured deposits as a percent of total deposits	38.0%	43.9%	48.3%	50.0%	54.3%
Extended deposit insurance(1)	567,390	495,621	439,092	461,372	470,140
(1)Included in interest-bearing transaction accounts and certificates of deposit balances above.

Management regularly reviews all primary and secondary sources of liquidity in preparation for any unforeseen funding needs, such as potential fallout from recent market events. These are prioritized based on available capacity, term flexibility, and cost. At March 31, 2023, the Company’s liquidity position included record in-market deposits of $2.055 billion, total deposits of $2.477 billion, and readily available liquidity of $656.6 million, which compares favorably to $449.6 million at December 31, 2022. Management has not accessed the Federal Reserve Bank’s Bank Term Funding Program.

SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Short-term investments	$159,859	$76,871	$86,707	$56,233	$75,514
Collateral value of unencumbered pledged loans	296,393	184,415	289,513	174,315	361,487
Market value of unencumbered securities	200,332	188,353	173,013	182,429	201,896
Readily available liquidity	656,584	449,639	549,233	412,977	638,897

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	1,027,869	1,162,241	1,100,369	1,112,386	1,275,931
Total liquidity	$1,729,453	$1,656,880	$1,694,602	$1,570,363	$1,959,828
Uninsured deposits	941,375	951,739	1,007,935	935,101	1,099,505
(1)Bank internal policy limits brokered CDs to 50% of total bank funding when combined with FHLB advances.

Chambas added, “Our uniquely disciplined approach to interest rate risk management is another key point of differentiation in the current banking environment. Through robust earnings generation and limited mark-to-market adjustments, we’ve grown our tangible book value by 12.2% over the past twelve months, in stark contrast to many of our peers. Modeling in the HTM mark-to-market and full balance sheet mark-to-market adjustments produced a similarly strong capital result as of March 31, 2023. Tangible common equity to tangible assets (“TCE”) adjusted for HTM and full balance sheet mark-to-market adjustments totaled 7.68% and 7.56%, respectively, compared to our reported ratio of 7.69%. Even after these adjustments, the results still fall within our target TCE range of 7.5%-8.5%.”
The Company’s capital ratios continued to exceed the highest required regulatory benchmark levels. Capital ratios remain strong with the voluntary inclusion of mark-to-market adjustments on the full balance sheet.

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total capital to risk-weighted assets	11.04%	11.26%	11.66%	11.56%	11.87%
Tier I capital to risk-weighted assets	9.01%	9.20%	9.48%	9.34%	9.27%
Common equity tier I capital to risk-weighted assets	8.61%	8.79%	9.04%	8.90%	8.81%
Tier I capital to adjusted assets	9.00%	9.17%	9.34%	9.19%	9.09%
Tangible common equity to tangible assets (TCE ratio)	7.69%	7.98%	8.06%	8.16%	8.14%

Adjusted TCE ratio	7.56%	7.86%	8.18%	8.25%	8.09%

Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Net interest income	$26,705	$27,452	$21,426
Adjusted non-interest income (1)	8,410	6,164	7,386
Operating revenue (1)	35,115	33,616	28,812
Operating expense (1)	21,779	20,658	18,887
Pre-tax, pre-provision adjusted earnings (1)	13,336	12,958	9,925
Less:
Provision for credit losses	1,561	702	(855)
Net loss on repossessed assets	6	22	12
Contribution to First Business Charitable Foundation	—	809	—
SBA recourse benefit	(18)	(322)	(76)
Add:
Bank-owned life insurance claim	—	809	—
Income before income tax expense	11,787	12,556	10,844
Income tax expense	2,808	2,400	2,172
Net income	$8,979	$10,156	$8,672
Preferred stock dividends	219	219	—
Net income available to common shareholders	$8,760	$9,937	$8,672
Earnings per share, diluted	$1.05	$1.18	$1.02
Book value per share	$30.65	$29.74	$27.46
Tangible book value per share (1)	$29.19	$28.28	$26.02

Net interest margin (2)	3.86%	4.15%	3.39%
Adjusted net interest margin (1)(2)	3.74%	3.93%	3.22%
Fee income ratio (non-interest income / total revenue)	23.95%	20.26%	25.64%
Efficiency ratio (1)	62.02%	61.45%	65.55%
Return on average assets (2)	1.17%	1.39%	1.30%
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.79%	1.81%	1.49%
Return on average common equity (2)	13.96%	16.26%	14.47%

Period-end loans and leases receivable	$2,539,363	$2,443,066	$2,251,249
Average loans and leases receivable	$2,481,200	$2,384,091	$2,244,642
Period-end in-market deposits	$2,054,752	$1,965,970	$2,011,373
Average in-market deposits	$2,000,602	$1,950,625	$1,932,576
Allowance for credit losses, including unfunded commitment reserves	$27,550	$24,230	$23,669
Non-performing assets	$3,501	$3,754	$5,734
Allowance for credit losses as a percent of total gross loans and leases	1.08%	0.99%	1.05%
Non-performing assets as a percent of total assets	0.11%	0.13%	0.21%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
(2)Calculation is annualized.

First Quarter 2023 Compared to Fourth Quarter 2022
Net interest income decreased $747,000, or 2.7%, to $26.7 million.
•The decrease in net interest income was driven by a decrease in both net interest margin and fees in lieu of interest, partially offset by an increase in average loans and leases receivable. Average loans and leases receivable increased $97.1 million, or 16.3% annualized, to $2.481 billion. Fees in lieu of interest, which can vary from quarter to quarter based on client-driven activity, totaled $651,000, compared to $1.3 million in the prior quarter. Excluding fees in lieu of interest, net interest income decreased $80,000, or 1.2% annualized.
•The yield on average interest-earning assets increased 30 basis points to 6.09% from 5.79%. Excluding fees in lieu of interest, the yield earned on average interest-earning assets increased 40 basis points to 5.99% from 5.59%. The daily average effective federal funds rate increased 86 basis points compared to the linked quarter, which equates to an average adjusted interest-earning asset beta of 47.0% for the three months ended March 31, 2023, compared to 53.5% in the linked quarter. The cumulative adjusted interest earning asset beta since December 31, 2021 was 55.3%.
•The rate paid for average interest-bearing, in-market deposits increased 77 basis points to 2.78% from 2.01% due to the acceleration of exception pricing and the migration of client balances from non-maturity deposits to certificates of deposit. Similarly, the rate paid for average total bank funding increased 63 basis points to 2.30% from 1.67%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances. The total bank funding beta was 73.3% for the three months ended March 31, 2023, compared to 53.1% in the linked quarter. The cumulative bank funding beta since December 31, 2021 was 44.5%.
•Net interest margin was 3.86%, down 29 basis points compared to 4.15% in the linked quarter. Adjusted net interest margin1 was 3.74%, down 19 basis points compared to 3.93% in the linked quarter. The decline in net interest margin was due to a decrease in fees in lieu of interest and an increase in the rate paid on total bank funding, partially offset by an increase in the yield on average adjusted interest earning assets.
•The Bank anticipates deposit betas may continue to rise and adjusted net interest margin may continue to decline at a gradual pace in coming quarters as the Federal Open Market Committee approaches a terminal federal funds rate.
The Bank reported a provision expense of $1.6 million, compared to $702,000 in the fourth quarter of 2022.
•The Bank adopted ASU No. 2016-13, Financial Instruments- Credit Losses (“ASC 326”), which is often referred to as CECL, on January 1, 2023. The adoption increased the reserve by $1.8 million, primarily driven by recognition of reserves on unfunded, off-balance sheet credit commitments. The after-tax adoption impact to retained earnings of $1.4 million will be phased into regulatory capital over a three-year period as permitted by the federal banking regulatory agencies.
•Under ASC 326, the first quarter provision expense increase consisted of an additional $979,000 due to loan growth and $474,000 due to modest deterioration in forecasted economic outlook compared to adoption date.
Non-interest income increased $1.4 million, or 20.6%, to $8.4 million.
•Private Wealth and Retirement assets (“Private Wealth”) fee income increased $84,000, or 3.3% to $2.7 million. Private Wealth assets under management and administration measured $2.804 billion at March 31, 2023, up $144.1 million from the prior quarter.
•Gains on sale of Small Business Administration (“SBA”) loans increased $207,000, or 77.0%, to $476,000.
•Commercial loan swap fee income decreased $199,000, or 26.3%, to $557,000. Swap fee income can vary from period to period based on loan activity and the interest rate environment.
•Service charges on deposits decreased $109,000, or 13.8%, to $682,000, driven by an increase in the earnings credit rate commensurate with the rising rate environment.
•Other fee income increased $1.5 million to $3.2 million, compared to $1.7 million in the prior quarter. The increase was primarily due to higher returns on the Company’s investments in mezzanine funds. Income from mezzanine funds was $2.4 million in the first quarter, compared to $92,000 in the linked quarter. Income from mezzanine funds can vary from period to period based on changes in the value of underlying investments.
1 Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets.

Non-interest expense increased $600,000, or 2.8%, to $21.8 million, while operating expense increased $1.1 million, or 5.4%, to $21.8 million.
•Compensation expense was $15.9 million, reflecting an increase of $641,000, or 4.2%, from the linked quarter due to payroll taxes paid in the quarter on a record annual cash bonus payout, annual merit increases reflecting a competitive job market, and an expanded workforce. Management believes the increase in compensation expense will decline modestly from this seasonally high rate and stabilize to a lower rate during the remainder of the year. Average full-time equivalents (FTEs) for the first quarter of 2023 were 340, up from 336 in the linked quarter.
•Professional fees were $1.3 million, increasing $133,000, or 11.0%, from the linked quarter primarily due to expenses related to an office relocation.
•FDIC insurance expense was $394,000, increasing $191,000, or 94.1%, from the linked quarter primarily due to an increase in the assessment rate and the assessable base.
•Other non-interest expense decreased $413,000, or 44.7%, to $510,000 from the linked quarter primarily due to a non-recurring contribution to the First Business Charitable Foundation totaling $809,000 during the prior quarter. This was partially offset by a recourse release of $322,000 and a swap credit valuation benefit of 153,000 in the prior quarter.
Income tax expense increased $408,000, or 17.0%, to $2.8 million. The effective tax rate was 23.8% for the three months ended March 31, 2023, compared to 19.1% for the linked quarter. The prior quarter benefited from low income housing tax credits and a state return amendment. Based on expected earnings and future tax credit investments, the Company expects to report an effective tax rate of 21-22% for 2023.
Total period-end loans and leases receivable increased $96.3 million, or 15.8% annualized, to $2.539 billion. Due to the adoption of ASC 326, the current quarter included a change to our portfolio segmentation. The balances as of March 31, 2023 reflect reclassifications of $43 million to commercial and industrial (“C&I”) from commercial real estate (“CRE”) and $7 million from consumer and other to CRE.
•Including the reclassification impact of adopting ASC 326 in the period of comparison, CRE loans increased by $22.5 million, or 6.0% annualized, to $1.529 billion. The increase was primarily due to an increase in multi-family loans, partially offset by a decrease in CRE non-owner occupied loans and construction loans.
•Including the reclassification impact of adopting ASC 326 in the period of comparison, C&I loans increased $66.2 million, or 29.5% annualized, to $963.3 million. The increase was due to growth across the majority of the Bank’s C&I products and geographies. Management does not believe this level of C&I loan growth is sustainable and expects growth to moderate to lower double-digit levels in subsequent quarters.
Total period-end in-market deposits increased $88.8 million, or 18.1% annualized, to $2.055 billion, compared to $1.966 billion. The average rate paid was 2.09%, up 66 basis points from 1.43% in the prior quarter.
•Growth in interest-bearing transaction accounts and certificates of deposits, driven by client movement into extended insurance products, was partially offset by a decrease in non-interest bearing transaction accounts and money market accounts.
Period-end wholesale funding, including FHLB advances, brokered deposits, and deposits gathered through internet deposit listing services, increased $111.0 million to $729.6 million.
•Wholesale deposits increased $219.9 million to $422.1 million, compared to $202.2 million as the Bank continued to replace FHLB advances with wholesale deposits while also prudently adding excess liquidity to the balance sheet in response to recent banking industry events. Management will replace this excess funding, as needed, with term funding throughout the second quarter consistent with the Company’s long-held philosophy to manage interest rate risk by utilizing the most efficient and cost-effective source of wholesale funds to match-fund our fixed-rate loan portfolio. The average rate paid on wholesale deposits increased 55 basis points to 4.21% and the weighted average original maturity decreased to 1.8 years from 2.1 years.
•FHLB advances decreased $108.9 million to $307.5 million. The average rate paid on FHLB advances increased 26 basis points to 2.47% and the weighted average original maturity increased to 4.7 years from 3.7 years.

Non-performing assets decreased $253,000 to $3.5 million, or 0.11% of total assets down from 0.13% in the prior quarter.
The allowance for credit losses, including unfunded credit commitments reserve, increased $3.3 million, or 13.7%, primarily driven by the adoption of CECL, loan growth, and modest deterioration in forecasted economic outlook. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.08% compared to 0.99% in the prior quarter under the incurred loss model.

First Quarter 2023 Compared to First Quarter 2022
Net interest income increased $5.3 million, or 24.6%, to $26.7 million.
•The increase in net interest income primarily reflects an increase in average gross loans and leases and net interest margin expansion, partially offset by lower fees in lieu of interest. Fees in lieu of interest decreased from $1.3 million to $651,000, primarily due to a decrease in prepayment fees. Excluding fees in lieu of interest, net interest income increased $5.9 million, or 29.4%.
•The yield on average interest-earning assets measured 6.09% compared to 3.84%. Excluding fees in lieu of interest, the yield on average interest-earning assets measured 5.99%, compared to 3.63%. This increase in yield was primarily due to the increase in short-term market rates and the reinvestment of cash flows from the securities and fixed rate loan portfolios in a rising rate environment. The daily average effective federal funds rate increased 442 basis points compared to the prior year quarter, which equates to a average adjusted interest-earning asset beta of 53.3% for the three months ended March 31, 2023, compared to the prior year period.
•The rate paid for average interest-bearing in-market deposits increased 259 basis points to 2.78% from 0.19%. The rate paid for average total bank funding increased 199 basis points to 2.30% from 0.31%. The total bank funding beta was 45.0% for the three months ended March 31, 2023, compared to the prior year period.
•Net interest margin increased 47 basis points to 3.86% from 3.39%. Adjusted net interest margin increased 52 basis points to 3.74% from 3.22%.
The Company reported a provision expense of $1.6 million, compared to a provision benefit of $855,000 in the first quarter of 2022 primarily due to loan growth and quantitative factor changes. The prior year quarter benefited from improvement in subjective factors, improvement in quantitative factors, and a decrease in specific reserves.
Non-interest income of $8.4 million increased by $1.0 million, or 13.9%, from $7.4 million in the prior year period.
•Private Wealth fee income decreased $187,000, or 6.6%, to $2.7 million, due to a decline in market values. Private Wealth assets under management and administration measured $2.804 billion at March 31, 2023, down $29.9 million, or 1.1%.
•Gain on sale of SBA loans decreased $109,000, or 18.6%, to $476,000. Premiums on the sale and notional value of SBA loans sold decreased compared to prior year quarter, as the Company elected to hold a higher number of SBA loans on its balance sheet in the current interest rate environment.
•Service charges on deposits decreased $317,000, or 31.7%, to $682,000. The reasons for the decrease are consistent with the explanations discussed above in the linked quarter analysis.
•Loan fees of $803,000 increased by $151,000, or 23.2%, primarily due to an increase in C&I lending activity.
•Other fee income increased $1.2 million, or 65.5%, to $3.2 million, due to higher returns on the Company’s investments in mezzanine funds. Income from mezzanine funds was $2.4 million in the first quarter, compared to $1.4 million in the linked quarter. Income on mezzanine funds can vary from period to period based on changes in the value of underlying investments.

Non-interest expense increased $2.9 million, or 15.6%, to $21.8 million. Operating expense increased $2.9 million, or 15.3%, to $21.8 million.
•Compensation expense increased $2.3 million, or 16.6%, to $15.9 million. The increase in compensation expense was mainly due to an increase in average FTEs, annual merit increases and promotions, and an increase in incentive compensation due to outstanding production. Average FTEs increased 10% to 340 in the first quarter of 2023, compared to 310 in the first quarter of 2022, as a result of expanded hiring efforts that have successfully driven growth while maintaining positive operating leverage.
•Professional fees increased $173,000, or 14.8%, to $1.3 million, primarily due to an increase in the use of professional staffing services and costs associated with an office relocation.
•Marketing expense increased $128,000, or 25.6%, to $628,000, primarily due to an increase in business development efforts and advertising projects commensurate with our expanded sales force and national footprint.
•Computer software expense increased $101,000, or 9.3%, to $1.2 million, primarily due to continued investments in existing technologies commensurate with the Company’s growth.
Total period-end loans and leases receivable increased $288.1 million, or 12.8%, to $2.539 billion.
•Including the reclassification impact of adopting ASC 326 in the period of comparison, C&I loans increased $189.5 million, or 24.5% to $963.3 million, due to growth across all categories and geographies.
•Including the reclassification impact of adopting ASC 326 in the period of comparison, CRE loans increased $91.8 million, or 6.4%, to $1.529 billion, due to increases in most CRE categories and geographies.
Total period-end in-market deposits increased $43.4 million, or 2.2%, to $2.055 billion, and the average rate paid increased 196 basis points to 2.09%. The increase in in-market deposits was principally due to a $244.2 million increase in certificates of deposit, partially offset by a $144.8 million decrease in money market accounts.
Period-end wholesale funding increased $355.9 million to $729.6 million.
•Wholesale deposits increased $409.8 million to $422.1 million, as the Bank utilized more wholesale deposits in lieu of FHLB advances to build additional borrowing capacity during the recent banking industry events. The average rate paid on brokered certificates of deposit increased 130 basis points to 4.21% and the weighted average original maturity decreased to 1.8 years from 4.8 years.
•FHLB advances decreased $53.9 million to $307.5 million. The average rate paid on FHLB advances increased 139 basis points to 2.47% and the weighted average original maturity decreased to 4.7 years from 6.0 years.
Non-performing assets decreased to $3.5 million, or 0.11% of total assets, compared to $5.7 million, or 0.21% of total assets.
The allowance for credit losses, including unfunded commitment reserves, increased $3.9 million to $27.6 million, compared to $23.7 million. The allowance for credit losses as a percent of total gross loans and leases was 1.08%, compared to the allowance for loan losses of 1.05% under the incurred loss model.

Share Repurchase Program Update
As previously announced, effective January 27, 2023, the Company’s Board of Directors authorized the repurchase by the Company of shares of its common stock with a maximum aggregate purchase price of $5.0 million, effective January 31, 2023 through January 31, 2024. As of March 31, 2023, the Company had repurchased a total of 41,526 shares for approximately $1.3 million at an average cost of $31.75 per share. The Company expects to pause the repurchase program, instead allocating capital to support continued exceptional balance sheet growth.

Investor Presentation
The Company has prepared investor presentation materials that management intends to use from time to time in discussions about the Company’s operations and performance. The presentation will be available for viewing in the Investor Relations section of the Company’s website at www.firstbusiness.bank and will also be furnished to the U.S. Securities and Exchange Commission on April 28, 2023.

About First Business Financial Services, Inc.
First Business Financial Services, Inc., (Nasdaq: FBIZ) is the parent company of First Business Bank. First Business Bank specializes in business banking, including commercial banking and specialized lending, private wealth, and bank consulting services, and through its refined focus, delivers unmatched expertise, accessibility, and responsiveness. Specialized lending solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC. For additional information, visit firstbusiness.bank.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:
•Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, supply chain issues, labor shortages, and the adverse effects of the COVID-19 pandemic on the global, national, and local economy.
•Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•Increases in defaults by borrowers and other delinquencies.
•Management’s ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•Fluctuations in interest rates and market prices.
•Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•Recent volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Corporation and the Bank to increased government regulation and supervision.
•The proportion of the Corporation’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.
•The Corporation may be subject to increases in FDIC insurance assessments as a result of the recent bank failures.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Assets
Cash and cash equivalents	$185,973	$102,682	$110,965	$95,484	$95,603
Securities available-for-sale, at fair value	236,989	212,024	196,566	208,643	223,631
Securities held-to-maturity, at amortized cost	11,461	12,635	13,531	13,968	17,267
Loans held for sale	2,697	2,632	773	2,256	2,418
Loans and leases receivable	2,539,363	2,443,066	2,330,700	2,290,100	2,251,249
Allowance for credit losses	(26,140)	(24,230)	(24,143)	(24,104)	(23,669)
Loans and leases receivable, net	2,513,223	2,418,836	2,306,557	2,265,996	2,227,580
Premises and equipment, net	4,933	4,340	3,143	1,899	1,621
Repossessed assets	89	95	151	124	117
Right-of-use assets	7,355	7,690	5,424	5,772	6,118
Bank-owned life insurance	54,383	54,018	54,683	54,324	53,974
Federal Home Loan Bank stock, at cost	13,088	17,812	15,701	22,959	12,863
Goodwill and other intangible assets	12,160	12,159	12,218	12,262	12,184
Derivatives	54,612	68,581	73,718	44,461	26,890
Accrued interest receivable and other assets	67,448	63,107	57,372	48,868	43,816
Total assets	$3,164,411	$2,976,611	$2,850,802	$2,777,016	$2,724,082
Liabilities and Stockholders’ Equity
In-market deposits	$2,054,752	$1,965,970	$1,929,224	$1,857,010	$2,011,373
Wholesale deposits	422,088	202,236	158,321	12,321	12,321
Total deposits	2,476,840	2,168,206	2,087,545	1,869,331	2,023,694
Federal Home Loan Bank advances and other borrowings	341,859	456,808	420,297	596,642	414,487
Lease liabilities	9,822	10,175	6,827	7,207	7,580
Derivatives	49,012	61,419	66,162	40,357	24,961
Accrued interest payable and other liabilities	20,297	19,363	16,967	13,556	8,309
Total liabilities	2,897,830	2,715,971	2,597,798	2,527,093	2,479,031
Total stockholders’ equity	266,581	260,640	253,004	249,923	245,051
Total liabilities and stockholders’ equity	$3,164,411	$2,976,611	$2,850,802	$2,777,016	$2,724,082

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total interest income	$42,064	$38,319	$31,786	$27,031	$24,235
Total interest expense	15,359	10,867	5,902	3,371	2,809
Net interest income	26,705	27,452	25,884	23,660	21,426
Provision for credit losses	1,561	702	12	(3,727)	(855)
Net interest income after provision for credit losses	25,144	26,750	25,872	27,387	22,281
Private wealth management service fees	2,654	2,570	2,618	2,852	2,841
Gain on sale of SBA loans	476	269	732	951	585
Service charges on deposits	682	791	1,018	1,041	999
Loan fees	803	847	814	697	652
Swap fees	557	756	341	471	225
Other non-interest income	3,238	1,740	2,674	860	2,084
Total non-interest income	8,410	6,973	8,197	6,872	7,386
Compensation	15,908	15,267	14,817	14,020	13,638
Occupancy	631	669	566	568	555
Professional fees	1,343	1,210	1,203	1,298	1,170
Data processing	875	806	719	892	780
Marketing	628	641	543	670	500
Equipment	295	359	253	235	244
Computer software	1,183	1,089	1,128	1,117	1,082
FDIC insurance	394	203	230	296	313
Other non-interest expense	510	923	569	360	541
Total non-interest expense	21,767	21,167	20,028	19,456	18,823
Income before income tax expense	11,787	12,556	14,041	14,803	10,844
Income tax expense	2,808	2,400	3,215	3,599	2,172
Net income	$8,979	$10,156	$10,826	$11,204	$8,672
Preferred stock dividends	219	219	218	246	—
Net income available to common shareholders	$8,760	$9,937	$10,608	$10,958	$8,672
Per common share:
Basic earnings	$1.05	$1.18	$1.25	$1.29	$1.02
Diluted earnings	1.05	1.18	1.25	1.29	1.02
Dividends declared	0.2275	0.1975	0.1975	0.1975	0.1975
Book value	30.65	29.74	28.58	28.08	27.46
Tangible book value	29.19	28.28	27.13	26.63	26.02
Weighted-average common shares outstanding(1)	8,148,525	8,180,531	8,230,902	8,225,838	8,232,142
Weighted-average diluted common shares outstanding(1)	8,148,525	8,180,531	8,230,902	8,225,838	8,232,142
(1)Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,518,053	$21,717	5.72%	$1,515,975	$20,948	5.53%	$1,459,891	$13,346	3.66%
Commercial and industrial loans(1)	916,457	17,557	7.66%	819,766	14,972	7.31%	734,904	9,290	5.06%
Consumer and other loans(1)	46,690	540	4.63%	48,350	514	4.25%	49,847	436	3.50%
Total loans and leases receivable(1)	2,481,200	39,814	6.42%	2,384,091	36,434	6.11%	2,244,642	23,072	4.11%
Mortgage-related securities(2)	182,494	1,270	2.78%	164,120	1,008	2.46%	184,962	760	1.64%
Other investment securities(3)	55,722	320	2.30%	49,850	261	2.09%	50,555	215	1.70%
FHLB stock	17,125	327	7.64%	16,281	301	7.40%	14,002	172	4.91%
Short-term investments	28,546	333	4.67%	34,807	315	3.62%	31,111	16	0.21%
Total interest-earning assets	2,765,087	42,064	6.09%	2,649,149	38,319	5.79%	2,525,272	24,235	3.84%
Non-interest-earning assets	219,513			218,326			140,969
Total assets	$2,984,600			$2,867,475			$2,666,241
Interest-bearing liabilities
Transaction accounts	$567,435	3,840	2.71%	$492,586	2,360	1.92%	$533,251	255	0.19%
Money market	699,314	4,497	2.57%	748,502	3,784	2.02%	784,276	338	0.17%
Certificates of deposit	236,083	2,117	3.59%	148,949	849	2.28%	52,519	55	0.42%
Wholesale deposits	187,784	1,976	4.21%	128,908	1,180	3.66%	16,236	118	2.91%
Total interest-bearing deposits	1,690,616	12,430	2.94%	1,518,945	8,173	2.15%	1,386,282	766	0.22%
FHLB advances	398,109	2,461	2.47%	389,310	2,149	2.21%	385,080	1,036	1.08%
Other borrowings	36,794	468	5.09%	41,143	545	5.30%	40,311	503	4.99%
Junior subordinated notes(5)	—	—	—%	—	—	—%	9,850	504	20.47%
Total interest-bearing liabilities	2,125,519	15,359	2.89%	1,949,398	10,867	2.23%	1,821,523	2,809	0.62%
Non-interest-bearing demand deposit accounts	497,770			560,588			562,530
Other non-interest-bearing liabilities	98,347			100,998			42,537
Total liabilities	2,721,636			2,610,984			2,426,590
Stockholders’ equity	262,964			256,491			239,651
Total liabilities and stockholders’ equity	$2,984,600			$2,867,475			$2,666,241
Net interest income		$26,705			$27,452			$21,426
Interest rate spread			3.19%			3.56%			3.22%
Net interest-earning assets	$639,568			$699,751			$703,749
Net interest margin			3.86%			4.15%			3.39%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.
(5)The rate column for the three months ended March 31, 2022 included $236,000 in accelerated amortization of debt issuance costs.

ASSET AND LIABILITY BETA ANALYSIS

	For the Three Months Ended
(Unaudited)	March 31, 2023	December 31, 2022		March 31, 2022		December 31, 2021
	Average Yield/Rate (3)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate (3)	Increase (Decrease)
Total loans and leases receivable (a)	6.42%	6.11%	0.31%	4.11%	2.31%	4.13%	2.29%
Total interest-earning assets(b)	6.09%	5.79%	0.30%	3.84%	2.25%	3.81%	2.28%
Adjusted total loans and leases receivable (1)(c)	6.31%	5.89%	0.42%	3.88%	2.43%	3.82%	2.49%
Adjusted total interest-earning assets (1)(d)	5.99%	5.59%	0.40%	3.63%	2.36%	3.54%	2.45%
Total in-market deposits(e)	2.09%	1.43%	0.66%	0.13%	1.96%	0.13%	1.96%
Total bank funding(f)	2.30%	1.67%	0.63%	0.31%	1.99%	0.33%	1.97%
Net interest margin(g)	3.86%	4.15%	(0.29)%	3.39%	0.47%	3.39%	0.47%
Adjusted net interest margin(h)	3.74%	3.93%	(0.19)%	3.22%	0.52%	3.18%	0.56%

Effective fed funds rate (2)(i)	4.51%	3.65%	0.86%	0.09%	4.42%	0.08%	4.43%

Beta Calculations:
Total loans and leases receivable(a)/(i)			35.5%		52.2%		51.7%
Total interest-earning assets(b)/(i)			34.8%		50.8%		51.5%
Adjusted total loans and leases receivable (1)(c)/(i)			49.1%		55.0%		56.2%
Adjusted total interest-earning assets (1)(d)/(i)			47.0%		53.3%		55.3%
Total in-market deposits(e/i)			76.7%		44.3%		44.2%
Total bank funding(f)/(i)			73.3%		45.0%		44.5%
Net interest margin(g/i)			(33.7)%		10.6%		10.6%
Adjusted net interest margin(h/i)			(22.1)%		11.8%		12.6%
(1)Excluding fees in lieu of interest.
(2)Board of Governors of the Federal Reserve System (US), Effective Federal Funds Rate [DFF]. Retrieved from FRED, Federal Reserve Bank of St. Louis. Represents average daily rate.
(3)Represents annualized yields/rates.

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Change due to qualitative factor changes	$9	$85	$132	$(185)	$(416)
Change due to quantitative factor changes	474	(930)	(940)	64	(206)
Charge-offs	166	818	54	85	22
Recoveries	(107)	(203)	(81)	(4,247)	(210)
Change in reserves on individually evaluated loans, net	(36)	(50)	447	29	(280)
Change due to loan growth, net	979	982	400	527	235
Change in unfunded commitment reserves	76	—	—	—	—
Total provision for credit losses	$1,561	$702	$12	$(3,727)	$(855)

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Return on average assets (annualized)	1.17%	1.39%	1.54%	1.61%	1.30%
Return on average common equity (annualized)	13.96%	16.26%	17.44%	18.79%	14.70%
Efficiency ratio	62.02%	61.45%	58.46%	64.47%	65.55%
Interest rate spread	3.19%	3.56%	3.65%	3.51%	3.22%
Net interest margin	3.86%	4.15%	4.01%	3.71%	3.39%
Average interest-earning assets to average interest-bearing liabilities	130.09%	135.90%	138.98%	137.40%	138.64%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Non-accrual loans and leases	$3,412	$3,659	$3,645	$5,585	$5,617
Repossessed assets	89	95	151	124	117
Total non-performing assets	3,501	3,754	3,796	5,709	5,734

Non-accrual loans and leases as a percent of total gross loans and leases	0.13%	0.15%	0.16%	0.24%	0.25%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	0.14%	0.15%	0.16%	0.25%	0.25%
Non-performing assets as a percent of total assets	0.11%	0.13%	0.13%	0.21%	0.21%
Allowance for credit losses as a percent of total gross loans and leases	1.08%	0.99%	1.04%	1.05%	1.05%
Allowance for credit losses as a percent of non-accrual loans and leases	807.44%	662.20%	662.36%	431.58%	421.38%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Charge-offs	$166	$818	$54	$85	$22
Recoveries	(107)	(203)	(81)	(4,247)	(210)
Net charge-offs (recoveries)	$59	$615	$(27)	$(4,162)	$(188)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.01%	0.10%	—%	(0.73)%	(0.03)%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total capital to risk-weighted assets	11.04%	11.26%	11.66%	11.56%	11.87%
Tier I capital to risk-weighted assets	9.01%	9.20%	9.48%	9.34%	9.27%
Common equity tier I capital to risk-weighted assets	8.61%	8.79%	9.04%	8.90%	8.81%
Tier I capital to adjusted assets	9.00%	9.17%	9.34%	9.19%	9.09%
Tangible common equity to tangible assets	7.69%	7.98%	8.06%	8.16%	8.14%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Commercial real estate:
Commercial real estate - owner occupied (1)	$233,725	$268,354	$265,989	$258,375	$254,237
Commercial real estate - non-owner occupied (1)	675,087	687,091	657,975	651,920	656,185
Construction (1)	212,916	218,751	211,509	246,458	240,564
Multi-family (1)	384,043	350,026	332,782	314,392	302,494
1-4 family (1)	23,404	17,728	16,678	17,335	16,198
Total commercial real estate	1,529,175	1,541,950	1,484,933	1,488,480	1,469,678
Commercial and industrial (1)	963,328	853,327	800,092	755,081	735,246
Consumer and other (1)	46,773	47,938	46,123	47,519	47,589
Total gross loans and leases receivable	2,539,276	2,443,215	2,331,148	2,291,080	2,252,513
Less:
Allowance for credit losses	26,140	24,230	24,143	24,104	23,669
Deferred loan fees	(87)	149	448	980	1,264
Loans and leases receivable, net	$2,513,223	$2,418,836	$2,306,557	$2,265,996	$2,227,580
(1)     On January 1, 2023, the Bank adopted ASU 2016-03 Financial Instruments - Credit losses (“ASC 326”). The Bank adopted ASC 326 using the modified retrospective method which does not require restatement of prior periods. The balances as of March 31, 2023 reflect a reclassification of $43 million to commercial and industrial from commercial real estate, and $7 million from consumer and other to commercial real estate.

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Non-interest-bearing transaction accounts	$471,904	$537,107	$564,141	$544,507	$600,987
Interest-bearing transaction accounts	612,500	576,601	461,883	466,785	539,492
Money market accounts	662,157	698,505	742,545	731,718	806,917
Certificates of deposit	308,191	153,757	160,655	114,000	63,977
Wholesale deposits	422,088	202,236	158,321	12,321	12,321
Total deposits	$2,476,840	$2,168,206	$2,087,545	$1,869,331	$2,023,694

PRIVATE WEALTH OFF BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Trust assets under management	$2,615,670	$2,483,811	$2,332,448	$2,386,637	$2,636,896
Trust assets under administration	188,458	176,225	160,171	167,095	197,160
Total trust assets	$2,804,128	$2,660,036	$2,492,619	$2,553,732	$2,834,056

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Common stockholders’ equity	$254,589	$248,648	$241,012	$237,931	$233,059
Less: Goodwill and other intangible assets	(12,160)	(12,159)	(12,218)	(12,262)	(12,184)
Tangible common equity	$242,429	$236,489	$228,794	$225,669	$220,875
Common shares outstanding	8,306,270	8,362,085	8,432,048	8,474,699	8,488,585
Book value per share	$30.65	$29.74	$28.58	$28.08	$27.46
Tangible book value per share	29.19	28.28	27.13	26.63	26.02

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2022. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Common stockholders’ equity	$254,589	$248,648	$241,012	$237,931	$233,059
Less: Goodwill and other intangible assets	(12,160)	(12,159)	(12,218)	(12,262)	(12,184)
Tangible common equity (a)	$242,429	$236,489	$228,794	$225,669	$220,875
Total assets	$3,164,411	$2,976,611	$2,850,802	$2,777,016	$2,724,082
Less: Goodwill and other intangible assets	(12,160)	(12,159)	(12,218)	(12,262)	(12,184)
Tangible assets (b)	$3,152,251	$2,964,452	$2,838,584	$2,764,754	$2,711,898
Tangible common equity to tangible assets	7.69%	7.98%	8.06%	8.16%	8.14%

Fair Value Adjustments:
Financial assets - MTM (c)	$(24,764)	$(24,302)	$(7,650)	$(7,206)	$(1,025)
Financial liabilities - MTM (d)	$17,334	$17,328	$11,230	$9,474	$(911)
Net MTM, after-tax e = (c-d)*(1-21%)	$(5,870)	$(5,509)	$2,828	$1,792	$(1,529)

Adjusted tangible equity f = (a-e)	$236,559	$230,980	$231,622	$227,461	$219,346
Adjusted tangible assets g = (b-c)	$3,127,487	$2,940,150	$2,830,934	$2,757,548	$2,710,873
Adjusted TCE ratio (f/g)	7.56%	7.86%	8.18%	8.25%	8.09%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total non-interest expense	$21,767	$21,167	$20,028	$19,456	$18,823
Less:
Net loss on repossessed assets	6	22	7	8	12
SBA recourse (benefit) provision	(18)	(322)	96	114	(76)
Contribution to First Business Charitable Foundation	—	809	—	—	—
Tax credit investment impairment recovery	—	—	—	(351)	—
Total operating expense (a)	$21,779	$20,658	$19,925	$19,685	$18,887
Net interest income	$26,705	$27,452	$25,884	$23,660	$21,426
Total non-interest income	8,410	6,973	8,197	6,872	7,386
Less:
Bank-owned life insurance claim	—	809	—	—	—
Adjusted non-interest income	8,410	6,164	8,197	6,872	7,386
Total operating revenue (b)	$35,115	$33,616	$34,081	$30,532	$28,812
Efficiency ratio	62.02%	61.45%	58.46%	64.47%	65.55%

Pre-tax, pre-provision adjusted earnings (b - a)	$13,336	$12,958	$14,156	$10,847	$9,925
Average total assets	$2,984,600	$2,867,475	$2,758,961	$2,716,707	$2,666,241
Pre-tax, pre-provision adjusted return on average assets	1.79%	1.81%	2.05%	1.60%	1.49%

ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest income	$42,064	$38,319	$31,786	$27,031	$24,235
Interest expense	15,359	10,867	5,902	3,371	2,809
Net interest income (a)	26,705	27,452	25,884	23,660	21,426
Less:
Fees in lieu of interest	651	1,318	807	1,865	1,293
FRB interest income and FHLB dividend income	656	613	445	279	188
Adjusted net interest income (b)	$25,398	$25,521	$24,632	$21,516	$19,945
Average interest-earning assets (c)	$2,765,087	$2,649,149	$2,582,945	$2,551,180	$2,525,272
Less:
Average FRB cash and FHLB stock	45,150	50,522	45,351	46,334	44,577
Average non-accrual loans and leases	3,536	3,591	4,416	5,429	6,195
Adjusted average interest-earning assets (d)	$2,716,401	$2,595,036	$2,533,178	$2,499,417	$2,474,500
Net interest margin (a / c)	3.86%	4.15%	4.01%	3.71%	3.39%
Adjusted net interest margin (b / d)	3.74%	3.93%	3.89%	3.44%	3.22%